UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AVISTA CORPORATION

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(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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July 19, 2017

SCOTT MORRIS MEDIA BRIEFING STATEMENT

Thank you, Mayo. To everyone on the call and there in person, I’m taking this call from Avista’s headquarters in Spokane, Washington.

I think Mayo laid out really well the strategic rationale for this exciting transaction and how great this will be for Hydro One and the people of Ontario.

In addition to it being an excellent deal for our shareholders, I would like to focus on how this partnership will continue to benefit Avista’s customers, the communities we serve, and, of course, our many employees in the northwest.

We have proudly served the Pacific Northwest for more than a century and generated profitable growth through a focus on customers first. As we considered our strategy going forward and the transformational change going on in our industry, it was of the utmost importance to control our destiny. And, therefore, we looked to identify a partner with common values and a similar customer profile who believed in Avista’s unique position in the market. Our goal was to forge an agreement that reflected our commitments to the four legs of the value creation stool we care about as a company: customers, shareholders, employees, and the communities we serve.

I am pleased to say that this transaction accomplishes all of that.

First, this is a win for our customers, who will continue to receive clean, safe, high quality, and reliable service at reasonable rates. This partnership expands our opportunities to be innovative and gain operating efficiencies by extending the use of technology, best practices and business processes over a broader customer base and a broader set of infrastructure.

Second, the transaction delivers full and fair value to Avista shareholders.

Third, we will continue our commitments to benefit the Pacific Northwest communities we serve through ongoing and increased philanthropic contributions and economic development.

And, fourth, as a standalone enterprise within Hydro One, we are preserving our identity, culture, and way we do business for the benefit of our employees and our customers. We do not anticipate any job losses as a result of this transaction.

We could not have done this without the full support of Mayo and his leadership team. As I’ve gotten a deeper understanding of Hydro One, I have been consistently impressed by their strategy for innovation and customer service excellence, and our shared dedication to our customers and to our employees. We are an excellent fit.

In sum, our partnership with Hydro One will allow us to largely preserve the way we currently do business with our customers, enable us to continue to pursue the technological innovation which has been one of our hallmarks – even while taking advantage of operating efficiencies and shared best practices – and give us additional support for economic and community development. We will be well positioned for the future.

July 19, 2017

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed merger transaction. Avista Corporation (“Avista”) intends to file with the U.S. Securities and Exchange Commission (the “SEC”) and mail to its shareholders a proxy statement in connection with the proposed merger transaction and this communication is not a substitute for the proxy statement or any other document that Avista may send to its shareholders in connection with the proposed merger transaction. THE INVESTORS AND SECURITY HOLDERS OF AVISTA ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION about Avista, Hydro One Limited (“Hydro One”) and the proposed merger transaction. Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, a copy of Avista’s proxy statement (when it becomes available) may be obtained free of charge upon request by contacting Avista Corporation, Marian Durkin, Corporate Secretary, 1411 East Mission Avenue, Spokane, Washington 99202. Avista’s filings with the SEC are also available on Avista’s website at: http:// investor.avistacorp.com. Investors and security holders may also read and copy any reports, statements and other information filed by Avista with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation of Proxies

This communication is not a solicitation of proxies in connection with the proposed merger transaction. However, Avista, Hydro One and certain of their respective directors, executive officers and other persons may be deemed under SEC rules to be participants in the solicitation of Avista shareholder proxies in respect of the proposed merger transaction. Information about Hydro One directors and executive officers is available in Hydro One’s management information circular, filed with Canadian securities regulators on March 27, 2017, in connection with its 2017 annual meeting of shareholders and is available on its website at www.HydroOne.com and also under its profile on SEDAR at www.sedar.com. Information regarding Avista’s directors and executive officers is available in Avista’s proxy statement filed with the SEC on March 31, 2017 in connection with its 2017 annual meeting of shareholders, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 22, 2017, each of which may be obtained from the sources above under “Additional Information and Where to Find It”. Other information regarding persons who may be deemed participants in the proxy solicitation and a description of their direct and indirect interests (which may be different than those of Avista’s investors and security holders), by security holdings or otherwise, will be contained in the proxy statement and other relevant materials filed or to be filed with the SEC when they become available.